Exhibit 14.01

Federated Investors, Inc.

Code of Ethics for Senior Financial Officers

Pursuant to the Sarbanes-Oxley Act, the Board of Directors of Federated Investors, Inc. (“Federated”) has adopted the following Code of Ethics, governing the conduct of the principal executive officer, the principal financial officer, the principal accounting officer or controller or persons performing similar functions (the “Covered Officers”). This Code of Ethics (the “Code”) is designed to deter wrongdoing and to promote:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely, and understandable disclosure in reports and documents that Federated files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by Federated (“Disclosure Documents”);

3.	Compliance with applicable governmental laws, rules and regulations (“Regulations”);

4.	The prompt internal reporting to the General Counsel or Director of Internal Audit (each a “Reporting Officer”) of violations of this Code and

5.	Accountability for adherence to this Code.

General Standards

It is the policy of Federated to conduct its business and operations with integrity and high ethical and legal business standards. The Covered Officers are expected to use prudent behavior and discretion in all transactions and relationships with or on behalf of Federated. Each Covered Officer should direct the business and operations of Federated in a manner that he or she believes would deter wrongful conduct by Federated or any agent of Federated under the Covered Officer’s direct supervision.

Conflicts of Interest

A “Conflict of Interest” may arise when Federated enters into a contract or transaction with a Covered Officer, an Immediate Family Member of a Covered Officer or with a corporation, partnership, association or other organization for which a Covered Officer or an Immediate Family Member of a Covered Officer is a director, partner, officer or employee, or has a financial interest. For purposes of this Code, the following “financial interests” shall not be deemed as sufficient to create a Conflict of Interest: (a) ownership of not more than 5 % of any class of equity securities or securities convertible into equity securities, issued by a publicly traded corporation, partnership, association or other organization or (b) ownership of shares in any diversified investment company (whether or not registered with the SEC) not controlled (directly or indirectly) by a Covered Officer.

For purposes of this Code, an “Immediate Family Member” includes a spouse, parent, child, sibling, mother in law, father in law, son and daughter in law, brother and sister in law and anyone who shares such persons home.

This section sets forth what steps, if any, are appropriate to handle a Covered Officer’s Conflict of Interest in an ethical manner.

With regard to any Conflict of Interest with Federated, regardless of materiality, of which a Covered Officer becomes aware prior to Federated’s entering into the contract or transaction, giving rise to the Conflict of Interest, the Covered Officer shall notify a Reporting Officer and provide full details regarding the Conflict of Interest and the basis for its determination. Prior to Federated entering into such contract or transaction, a Reporting Officer shall make the following disclosures to the Audit Committee of the Board and to the Chief Legal Officer and the Principal Executive Officer, if such person is not the subject of the Conflict of Interest:

•	the parties to and terms of the contract or transaction;

•	the relationship of the contract or transaction to the Covered Officer giving rise to the Conflict of Interest;

•	any conditions or procedures imposed to regulate the Conflict of Interest or safeguard Federated’s interest; and

•	any other information the Audit Committee requests.

Federated shall not enter into any such contract or transaction unless the Audit Committee gives its approval, in writing, after reviewing these disclosures.

With regard to a Conflict of Interest of which a Covered Officer becomes aware after Federated’s entering into the related contract or transaction, the Covered Officer shall disclose such Conflict of Interest in the manner specified in this subsection, provided that: (a) the Covered Officer shall also disclose the circumstances that made him or her aware of the Conflict of Interest, and (b) the Reporting Officer shall investigate such circumstances and report his or her conclusions to the Audit Committee and to the Chief Legal Officer and the Principal Executive Officer, if such person is not the subject of the Conflict of Interest. A Covered Officer’s failure to disclose a Conflict of Interest shall not constitute a departure from this Code if the Audit Committee determines that the Covered Officer was not aware of such Conflict of Interest at the time of the related contract or transaction; provided that such determination shall not limit any legal right or remedy Federated may have as a result of such Conflict of Interest.

Disclosure Documents

In addition to any disclosure controls and procedures which the Covered Officers are required to establish and maintain under the Securities and Exchange Act of 1934, each Covered Officer, in directing the business and operations of Federated, shall adhere to the following standards regarding Disclosure Documents.

1.	Disclosure Documents shall fully disclose all material information, in an understandable manner, as required by Regulations;

2.	Disclosure Documents shall be accurate and fairly comply with applicable Regulations; and

3.	Disclosure Documents shall be filed with, or otherwise submitted to, the SEC, if so required, within the time required by the SEC.

Each Covered Officer shall use reasonable efforts to provide information, direction or other support as may be reasonably requested to complete Disclosure Documents in accordance with these standards.

Compliance

Each Covered Officer shall direct Federated’s business and operations in a manner that he or she believes, in good faith, will comply with any Regulations of which he or she is aware. Each Covered Officer shall review and, if appropriate, respond to any information that the Board and the Covered Officer receives, regarding Federated’s compliance with Regulations, or the adoption or modification of Regulations. Further, each Covered Officer shall comply with, and direct those under his or her immediate supervision to comply with, any policy or procedure adopted by the Board to promote compliance with Regulations.

Reporting Violations/Sanctions

If a Covered Officer becomes aware that he has departed from this Code, he or she shall report such departure immediately to a Reporting Officer. The Reporting Officer shall report the departure to the Chief Legal Officer and the Principal Executive Officer, if such person is not the Covered Officer reporting the departure from the Code, and shall investigate promptly the circumstances relating to the potential infraction. Each Reporting Officer is also charged with investigating any allegation by a member of the Board, a shareholder of Federated, the SEC or other regulatory authority of a possible departure from this Code.

The Reporting Officer may retain legal counsel, auditors or other advisors, as he or she considers appropriate for the investigation.

Upon completion of the investigation, the Reporting Officer will report his or her findings and recommendations to the Audit Committee and the Chief Legal Officer and the Principal Executive Officer, if such person is not the subject of the investigation, in writing. If the Audit Committee concludes that the Covered Officer has violated this Code, it may impose appropriate sanctions, including:

•	A reprimand,

•	Disgorgement of any profit or restitution of any loss,

•	Imposition of additional controls and procedures,

•	Suspension,

•	Termination as an officer of Federated; and

•	Any other measure that the Audit Committee may decide is appropriate under the circumstances.

If warranted, the Audit Committee may also direct the Reporting Officer to notify the SEC of the violation.

No one other than the Audit Committee has the right to waive compliance with this Code by a Covered Officer. All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by Regulation or this Code, such matters shall not be disclosed to anyone other than the members of the Board.

Other Policies and Procedures

Any Code of Ethics, Code of Conduct or other procedures applicable to the Covered Officers and others, are separate from this Code and are not part of this Code.

Amendments

This Code may not be amended except in written form, which is specifically approved by a majority vote of the Board.

Internal Use

The Code is intended solely for the internal use by Federated and does not constitute an admission, by or on behalf of Federated, as to any fact, circumstance, or legal conclusion.

Annual Certification

Each Covered Officer shall acknowledge in writing at least annually that: (i) he or she has reviewed this Code and (ii) since the date of his or her last certification, he or she has complied in all material respects with this Code.

Adopted: October 21, 2003